EXHIBIT 99.1

Freeze Tag Announces

Patriotic Garfield GO Update for July 4th

New Content for Garfield GO Available Now!

TUSTIN, CA, June 29, 2017 – Freeze Tag (OTC: FRZT), a leading creator of mobile social games, today announced that an update is now available for Garfield GO, a free-to-play, augmented reality treasure hunting game. The update is available in the Google Play app store in the United States, Canada, and Australia, and is pending approval in the iOS App Store.

“We’re grateful for the many players who have provided terrific feedback on Garfield GO,” said Craig Holland, CEO of Freeze Tag. “Based on user input, we fixed bugs and modified gameplay elements, such as the food throwing mechanic, in this new update. We’ve also added some new content.”

Garfield hates Mondays, but he loves America! To celebrate the birth of the United States of America, a new “stars and stripes” patriotic hat is waiting to be found in treasure chests or may be purchased from the Garfield GO hat store.

The new version of Garfield GO also addresses some of the most common feedback from players in order to provide a better game experience. A new target has been added so that players can better position Garfield’s food bowl before tossing him his favorite comfort food. We’ve also made it easier for players whose devices do not support AR technology to disable AR mode.

Freeze Tag reported that early performance statistics of the Garfield GO game are encouraging. Engagement is high, with some players spending several hours per week hunting for treasures. Retention is also very strong. Thousands of players are coming back to play on Saturday and Sunday after playing occasionally during the week. Many players have made in-app purchases. The most popular in-app purchase is the $.99 pack of coins, but the highest contributor to overall revenue is the $19.99 coin pack. Many players have also chosen to purchase the hats available for sale.

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WHAT IS AUGMENTED REALITY OR AR?

Augmented reality is a new technology that allows for you to experience parts of the game in the real world! While playing Garfield GO, you can use your phone’s camera to look around and find Garfield pointing to a chest on the sidewalk or in a park. You could find him standing on your desk, sitting on a friend’s lap or even hanging out next to one of your pets! You’ll never know where Garfield will turn up next!

The Garfield GO mobile game is the first collaboration between Freeze Tag and strategic partner, Munzee the next generation in global scavenger hunt games. To learn more about Munzee, go to www.munzee.com.

To learn more about Garfield GO, please visit the game’s website at www.garfieldgo.com.

About GARFIELD

GARFIELD was born on the comics pages on June 19, 1978. The creation of cartoonist Jim Davis, GARFIELD is a humorous strip centered on the lives of a quick-witted orange cat who loves lasagna, coffee, and his remote control; Jon Arbuckle, his owner; and Odie, a sweet but dumb dog. GARFIELD was introduced to the world in just 41 newspapers and is now the most widely syndicated comic strip ever, appearing in 2100 newspapers. The strip, distributed by Universal Press, is read by over 220 million people each day and is translated into 42 languages. Follow Garfield on Facebook (facebook.com/Garfield), Twitter (twitter.com/Garfield), Instagram (instagram.com/garfield_real) and YouTube (youtube.com/garfieldandfriends), and visit garfield.com, and Garfield’s free educational site, professorgarfield.org.

About MUNZEE Inc.

With almost 6 million locations worldwide and hundreds of thousands of players, Munzee is a social platform that blends gamification, geolocation and marketing elements into an experience that rewards players for going places in the physical world. Utilizing QR code and GPS technology, Munzee is able to validate a person’s location and provide them points to level up in the various Munzee mobile applications. The Munzee suite of applications includes Munzee, our flagship product, Eventzee, a photo scavenger hunt useful for corporate training and trade shows, and WallaBee, an addictive collecting game with over 2,000 beautifully drawn digital cards.

About Freeze Tag, Inc.

Freeze Tag, Inc. is a leading creator of mobile social games that are fun and engaging for all ages. Based on a free-to-play business model that has propelled games like Pokemon Go and Candy Crush Saga to worldwide success, we employ state-of-the-art data analytics and proprietary technology to dynamically optimize the gaming experience for revenue generation. Players can download and enjoy our games for free, or they can purchase virtual items and additional features within the game to increase the fun factor. Our games encourage players to compete and engage with their friends on major social networks such as Facebook and Twitter. Founded by gaming industry veterans, Freeze Tag has launched several successful mobile games including the number one hit series Victorian Mysteries® and Unsolved Mystery Club®, as well as digital entertainment like Etch A Sketch®. Freeze Tag games have been downloaded millions of times on the Apple, Amazon and Google app stores.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, our partners continuing to help market the game, and our ability to implement new changes and release them. We undertake no obligation to revise or update any forward-looking statement for any reason.

Contact:

info@freezetag.com

714-210-3850 x26

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